Exhibit 21.1

SUBSIDIARIES OF STANDARD BIOTOOLS INC.

Subsidiaries of Standard BioTools Inc. (Delaware):

SB Sciences Inc. (Delaware)

Standard BioTools (Shanghai) Instrument Technology Company Limited (China)

Standard BioTools K.K. (Japan)

Standard BioTools Europe B.V. (Netherlands)

Standard BioTools Singapore Pte. Ltd. (Singapore)

Subsidiaries of Standard BioTools Europe B.V. (Netherlands):

Standard BioTools France SARL (France)

Standard BioTools GmbH (Germany)

Standard BioTools Italy S.r.l. (Italy)

InstruNor AS (Norway)

Standard BioTools UK Limited (United Kingdom)

Subsidiaries of SB Sciences Inc. (Delaware):

Standard BioTools Canada Inc. (Ontario, Canada)

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